NON-SPOUSAL BENEFICIARY CONTINUATION OPTION (BCO) TAX-QUALIFIED RETIREMENT
           PLAN FUNDS DIRECT ROLLOVER TO TRADITIONAL IRA ENDORSEMENT


In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner. For purposes of this Endorsement, references to "Contract" also include "Certificate".

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as an individual retirement annuity contract that meets the requirements of Section 408(b) of the Code. This Contract is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable Sections of this IRA Contract.

This IRA Contract is issued to an individual or "see-through trust" beneficiary of a deceased individual who was a participant under any Applicable Plan, as defined in the Definitions Section. The beneficiary who was not the Deceased Participant's surviving spouse has directly rolled over any portion of the Deceased Participant's interest under the Applicable Plan. The purpose of this IRA contract is for distributing at least annually the IRA contract owner's share as beneficiary of the Deceased Participant's interest that is being directly rolled over from the Applicable Plan.

Your entire interest under this Contract is not forfeitable.

The provisions of this Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I-DEFINITIONS

1. ANNUITANT-The existing definition is replaced by the following:

The "Annuitant" under this IRA Contract is the individual non-spousal beneficiary of any portion of the Deceased Participant's interest in the Applicable Plan. If the beneficiary under the Applicable Plan is a "see-through trust", the Annuitant is the oldest beneficiary of such trust. The Annuitant is named in the Data Pages.

2. APPLICABLE PLAN - The following definition is added:

"Applicable Plan" means any of the following: (i) a plan qualified under Section 401(a) of the Code or a contact qualified under Section 403(a) of the Code ("qualified plan"), or (ii) an annuity contract or custodial account qualified under Section 403(b) of the Code ("403(b) plan") or (iii) a governmental employer 457(b) plan under Section 457(b) of the Code ("governmental employer 457(b) plan").


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                                      -2-


3. BCO DISTRIBUTION COMMENCEMENT DATE- The following definition is added:

"BCO Distribution Commencement Date", as shown in the Data Pages, means the Date of the First BCO Distribution provided under Part VIIA. This date cannot be changed to a date that is later than the date described in Part VIIA.

4. DECEASED PARTICIPANT - The following definition is added:

"Deceased Participant" means the individual, now deceased, who was a participant in the Applicable Plan and is named in the Data Pages.

"Interest in the Deceased Participant's Applicable Plan" means your share as a beneficiary of the Deceased Participant's Interest in the Applicable Plan, which is the source of the Contribution to this IRA Contract. Your interest in the Deceased Participant's Applicable Plan directly rolled over to this IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 and the actuarial present value of any additional annuity contract benefits provided.

5. OWNER- The existing definition is replaced by the following:

The "Owner" of this IRA Contract as shown on the Data Pages is an individual or "see-through trust" beneficiary of the Deceased Participant's Applicable Plan. The Owner is not the surviving spouse of the Deceased Participant. Joint Owners are not permitted under the Contract.

6. SEE-THROUGH TRUST- The following definition is added:

A "see-through trust" is an irrevocable trust, valid under State law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under the regulations. Such "see-through trust" is described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5.

PART III-CONTRIBUTIONS AND ALLOCATIONS

7. LIMITS ON CONTRIBUTIONS- The following paragraph is added to this Section of the Contract:

We will accept a single Contribution of a direct rollover of your interest as a beneficiary under the Deceased Participant's Applicable Plan. If permitted by the Code and subject to our approval, you may make additional direct rollover Contributions to this IRA Contract from your interest as a beneficiary under another Applicable Plan of the same Deceased Participant.

PART VI-PAYMENT UPON DEATH

8. BENEFICIARY- The following is added at the end of this Section of the
Contract:

If the Owner is a "see-through trust", and no beneficiary is named or survives the Annuitant, we will pay any Death Benefit to the "see-through trust".


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                                      -3-


9. PAYMENT UPON DEATH- The existing Section of the Contract is replaced with the following:

Manner of Payment:

Upon receipt of due proof of your death before the Maturity Date (or the Annuitant's death if the Owner of this Contract is a see-through trust), we will make a lump sum payment of the Death Benefit under this Contract to the person you designate as your beneficiary unless your beneficiary elects to continue BCO Distributions in accordance with Part VIIA. If your beneficiary elects to continue BCO Distributions, the Annuity Account Value will be reset to the Death Benefit amount if it is greater. The Death Benefit is described in the Data Pages and in any applicable enhanced Death Benefit Rider, if elected.

THE FOLLOWING PART VIIA IS ADDED TO THE CONTRACT

PART VIIA-BCO DISTRIBUTIONS

10.  BCO DISTRIBUTIONS:

The BCO Distributions under this IRA Contract will be paid in accordance with the Required Minimum Distribution Rules of Sections 408 and 401(a)(9) of the Code and Treasury Regulation Sections 1.408-8 and 1.401(a)(9). BCO Distributions are Required Minimum Distribution payments after the Deceased Participant's death as described in this Part.

The BCO Distributions consist of payments no less frequently than annually beginning on the BCO Distribution Commencement Date. We will make these distributions at least once a calendar year in accordance with the Code and applicable Treasury Regulations. Subject to our approval, you may request more frequent than annual payments, however, once payments have started they cannot be stopped, unless a surrender of this Contract occurs.

IF REQUIRED MINIMUM DISTRIBUTIONS HAD COMMENCED UNDER THE APPLICABLE PLAN.

If the Deceased Participant died on or after commencing lifetime Required Minimum Distribution payments from the Applicable Plan, your interest as a beneficiary in the remaining portion of his or her interest in the Applicable Plan will continue to be distributed at least as rapidly as under the method chosen under the Applicable Plan.

IF REQUIRED MINIMUM DISTRIBUTIONS HAD NOT COMMENCED UNDER THE APPLICABLE PLAN.

If the Deceased Participant died before commencing lifetime Required Minimum Distribution payments from the Applicable Plan, your entire interest as a beneficiary of his or her Applicable Plan will be distributed from this IRA Contract as follows:

Your interest in this IRA Contract will be distributed, starting on the BCO Distribution Commencement Date (no later than the end of the calendar year following the calendar year of the Deceased Participant's death), over your remaining life expectancy, with such life expectancy determined using your age as of your birthday in the year following the year of the Deceased Participant's death. If you die before you receive your entire interest in this Contract, your beneficiary may elect to continue to receive payments under this Contract for the remaining term of your life. If the Owner of this Contract is a see-through trust, the Annuitant's life expectancy is used.

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HOW PAYMENTS ARE CALCULATED

The amount of each annual payment is determined by dividing your entire interest in this IRA Contract as of the end of the calendar year prior to the payment by your remaining life expectancy. If the Owner of this Contract is a see-through trust, the Annuitant's life expectancy is used. For this purpose, your entire interest in this IRA Contract is the Annuity Account Value plus the actuarial present value of any additional annuity contract benefits (such as guaranteed death benefits). Where the first Contribution is made to this IRA Contract after the end of that prior calendar year, we will calculate the initial payment using the value of your interest in the Applicable Plan as of the end of the prior calendar year. In no event shall a BCO Distribution exceed the remaining Annuity Account Value on the date of payment.

HOW LIFE EXPECTANCY IS DETERMINED

Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9, or any successor Regulation. Life expectancy is determined using your age as your birthday in the calendar year following the calendar year of the Deceased Participant's death ("Base Year"). Your remaining life expectancy for a year is the number in the Single Life table corresponding to your age in the Base Year described in the preceding sentence and reduced by one (1) for each subsequent year.

If the Owner of this Contract is a see-through trust, the Annuitant's life expectancy is used.

HOW IS IT DETERMINED WHETHER REQUIRED MINIMUM DISTRIBUTION PAYMENTS HAVE
COMMENCED

For purposes of this Part VIIA, Required Minimum Distribution payments are considered to begin on the Deceased Participant's Required Beginning Date for Required Minimum Distribution payments during life. This Required Beginning Date is April 1st following the calendar year in which the Deceased Participant attained age 70 1/2. If the Deceased Participant was not a 5% owner of the employer sponsoring the Applicable Plan, the Required Beginning Date is April 1 following the calendar year in which the Deceased Participant retired from service with such employer, if retirement occurs after the Deceased Participant reached age 70 1/2. Required Minimum Distribution payments are considered to have begun whether or not payments were actually made from the Deceased Participant's interest in the Applicable Plan.

The preceding paragraphs will not apply if this Contract is annuitized as described in Treasury Regulation Section 1.401(a)(9)-6, Q&A-12. In that case, annuity payments meeting Required Minimum Distribution payments are considered to begin on the annuity starting date.


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PART IX-GENERAL PROVISIONS

12. REPORTS AND NOTICES- The following paragraph is added at the end of this Section of the Contract:

We will send you a report as of the end of each calendar year showing the status of the Contract and any other reports required by the Code or Treasury Regulations, including any information concerning required minimum distributions prescribed by the Commissioner of Internal Revenue.

13. ASSIGNMENTS, NONTRANSFERABILITY- The existing Section of the Contract is replaced with the following:

YOU MAY NOT TRANSFER THIS CONTRACT.

NO PORTION OF YOUR INTEREST IN THIS CONTRACT OR YOUR RIGHTS UNDER THIS CONTRACT MAY BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED TO ANY PERSON OTHER THAN THE ISSUER OF THIS CONTRACT, OR DISCOUNTED, ENCUMBERED OR PLEDGED AS COLLATERAL FOR A LOAN OR AS SECURITY FOR AN OBLIGATION.

AXA EQUITABLE LIFE INSURANCE COMPANY


/s/ Christopher M. Condron               /s/ Karen Field Hazin
--------------------------               ---------------------
Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel


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